                                    EXHIBIT 21.1

                            SUBSIDIARIES OF THE COMPANY


1.   Exar International, Inc. (a Virgin Islands Foreign Sales corporation).

2.   Exar Japan Corporation (a Japan corporation).

3.   Micro Power Systems, Inc. (a California corporation).

4.   Silicon Microstructures, Inc. (a California corporation).

5.   Exar Ltd., (a United Kingdom Limited Liability corporation).

6.   Exar  SARL (a French Limited Liability corporation).